Exhibit 99.1

NEWS RELEASE

Visa Inc. to Host Investor Conference Call to Discuss Changes to its Income Statement Presentations and Other Pending Financial Impacts

SAN FRANCISCO, CA, October 26, 2010 – Visa Inc. (NYSE:V) announced today that it will host an informational investor call to communicate the following changes that affect the presentation of Visa’s financial results:

•	Incorporating CyberSource results;

•	Reporting of Non-Visa transaction pass-through revenue and expense;

•	Adjusting for Visa Extras revenue and expense; and

•	Revaluing the Visa Europe Put option.

The call will take place today, October 26, 2010 at 5:00pm Eastern Time, hosted by Byron Pollitt, Chief Financial Officer, with the goal of clarifying these matters before the Company’s fiscal fourth quarter and full-year 2010 financial results are released on Wednesday, October 27, 2010.

The revaluation of the Visa Europe Put option will have a positive non-cash impact on our fiscal fourth quarter and full-year earnings and does not reflect any change in Visa Europe’s intent to exercise. The changes in Visa Extras and non-Visa transaction pass-through revenue and expense will have no affect on net income and will be incorporated into fiscal 2011 guidance.

The dial-in information for this call is 888-790-4410 (within the US) or +1-773-756-0127 (outside the US) and the passcode is 9888542. A replay of the call will be available for one week. The replay can be accessed by dialing 800-879-5513 (within the US) and +1-402-220-4734 (outside the US). All interested parties are invited to listen to the live webcast at http://investor.visa.com. A PowerPoint presentation will be available shortly before the call and a replay of the webcast will be available on Visa’s Investor Relations website for 30 days.

The Company’s self imposed “quiet period”, continues to be in effect, during which time company executives will not be interacting with the investment community. This quiet period will extend until our fiscal fourth quarter and full-year 2010 financial results are released on October 27, 2010.

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Visa is a global payments technology company that connects consumers, businesses, financial institutions and governments in more than 200 countries and territories to fast, secure and reliable digital currency. Underpinning digital currency is one of the world’s most advanced processing networks – VisaNet- that is capable of handling more than 10,000 transactions a second, with fraud protection for consumers and guaranteed payment for merchants. Visa is not a bank and does not issue cards, extend credit or set rates and fees for consumers. Visa’s innovations, however, enable its financial institution customers to offer consumers more choices: pay now with debit, ahead of time with prepaid or later with credit products. For more information, visit www.corporate.visa.com.

Contacts:

Jack Carsky or Victoria Hyde-Dunn, Investor Relations

Visa Inc.

Tel: +1 415 932 2213

E-mail: ir@visa.com

Will Valentine, Media Relations

Visa Inc.

Tel: +1 415 932 2564

E-mail: globalmedia@visa.com